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                                                             EXHIBIT 99.B14.2





                               ---------------
                                     IRA
                                  CUSTODIAL
                                  AGREEMENT
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INDIVIDUAL RETIREMENT ACCOUNT
DISCLOSURE STATEMENT

Please read the following information together with the Individual Retirement Account Custodial Agreement and the Prospectus(es) for the Fund(s) you select for your investment. This information reflects the current provisions of the Internal Revenue Code.

YOU MAY REVOKE YOUR INDIVIDUAL RETIREMENT ACCOUNT (IRA) UNDER THE FOLLOWING
CONDITIONS:

        1. YOU RECEIVED YOUR STRONG FUNDS IRA DISCLOSURE STATEMENT LESS THAN 7 DAYS BEFORE YOU PURCHASED YOUR IRA ACCOUNT AND

        2.  YOU REVOKE YOUR ACCOUNT WITHIN SEVEN (7) CALENDAR DAYS AFTER IT
            IS RECEIVED BY STRONG FUNDS. MAIL OR DELIVER A WRITTEN REQUEST FOR REVOCATION TO:

            Strong Funds                          Strong Funds
            P.O. Box 2936                         100 Heritage Reserve
            Milwaukee, WI 53201                   Menomonee Falls, WI 53051
            1-800-368-3863                        (For overnight delivery)

You will receive a full refund for your initial IRA contribution without any reduction for administrative expenses, sales commissions or changes in market value.

TYPES OF IRAS

Regular IRA. If you are under age 70 1/2, have earned income, and you are of legal age, you may make regular IRA contributions of $2,000 or 100% of your compensation, whichever is less. To determine the tax deductible amount for your IRA contribution, see "Deductible IRA Contributions," section 7.

Spousal IRA. If you are married and your spouse either earns no income or elects to be treated as earning no income during the year, you may make contributions to a Spousal IRA in addition to your IRA. Contributions to your IRA and your spouse's IRA may not exceed 100% of your compensation or $2,250, whichever is less. In no event, however, may the annual contribution to either your IRA or your spouse's IRA exceed the $2,000 limit.

Rollover IRA. You may make a Rollover IRA contribution by rolling over all or a portion of your distribution or directly transferring the assets from a qualified retirement plan [pension plan, profit-sharing plan, Keogh, 401(k)], 403(b)(7) plan or another IRA to your Strong Funds IRA. The distribution must be rolled over within sixty (60) days of receipt from the qualified retirement plan.

The amount of your IRA Rollover contribution or transfer will not be included in your taxable income for the year. However, strict limitations apply to these rollovers and you should seek competent tax advice regarding these restrictions.

Direct Rollover IRA. You may directly rollover a qualifed retirement or 403(b)(7) plan distribution to an IRA to avoid the mandatory 20% federal tax withholding on cash distributions. The distribution must be eligible for rollover.

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The amount of your Direct Rollover IRA contribution will not be included in your taxable income for the year. However, strict limitations apply to these rollovers and you should seek competent tax advice regarding these restrictions.

Simplified Employee Pension Plan. A Simplified Employee Pension Plan or SEP-IRA allows an employer to make deductible contributions to separate IRA accounts established for each eligible employee. Your employer can make contributions up to the lesser of 15% of your compensation or $30,000.

        Eligibilty. If an employer or a self-employed individual establishes a SEP-IRA, the plan must include all employees who are at least 21 years old and who have worked for the employer at any time during at least three of the past five years. Employees who earn less than the minimum compensation amount for the current tax year, as adjusted to reflect cost of living increases, may be excluded. Please call us for the current minimum compensation amount. Employees who are non-resident aliens may also be excluded in certain circumstances.

Salary Deferral SEP. Employers may allow you to make salary deferrals of up to the lesser of 15% of your compensation or the current deferral limitation amount, as adjusted to reflect cost of living increases. Please call us for the current deferral limitation. However, the combination of your employer's contributions and the salary deferrals may not exceed the lesser of 15% of your compensation or $30,000.

        Eligibility. The salary deferral option can only be established by employers with 25 or fewer employees at any time during the preceding year, and at least 50% of the eligible employees must choose to participate.

If you are covered by a SEP-IRA, you can also make IRA contributions. Participation in a SEP-IRA may affect the deductibility of your IRA contributions, as described in "Deductible IRA Contributions," section 7.

The contributions made by the employer to your SEP-IRA are subject to the same distribution rules that apply to other IRA contributions, as described in "Distributions," section 12.

1. General. Your IRA is a custodial account created for your exclusive benefit. Your interest in the account is non-forfeitable.

2. Investments. Contributions made to your IRA will be invested in one or more of the Strong Funds.

3. Eligibility. Employees and self-employed individuals are eligible to contribute to an IRA. Employers may also contribute to an employer-sponsored IRA established for the benefit of their employees (see "Simplified Employee Pension Plan"). You may also establish an IRA to receive rollover contributions and/or transfers from another IRA or from certain retirement plans.

4. Contributions. All contributions to your IRA must be made in cash. Therefore, securities or other assets already owned cannot be contributed to an IRA but can be converted to cash and then contributed. No part of your contribution may be invested in life insurance contracts or mixed with other property.

5. Time of Contribution. You may make regular contributions at any time up to and including the due date for filing your tax return for the year, not including any extensions. You may continue to make regular contributions to your IRA up to, but not including, the calendar year in which you reach 70 1/2, as long as you have earned

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income.  In addition, if you are over age 70 1/2 but your spouse is under age
70 1/2, a spousal IRA contribution can still be made for your spouse. Rollover contributions and transfers may be made at any time, including after you reach age 70 1/2. Contributions to a Simplified Employee Pension Plan may be continued after you attain age 70 1/2, provided you still have earned income.

6. Amount of Contribution. Employees or self-employed individuals may contribute to an IRA up to 100% of compensation for the year or $2,000, whichever is less. Qualifying rollover contributions and transfers are not subject to this limitation.

7. Deductible IRA Contributions. If you are not married and are not an "active participant" in a qualified retirement plan and you are under age 70 1/2, you may make a fully deductible IRA contribution in any amount up to $2,000 or 100% of your compensation for the year, whichever is less. The same limits apply if you are married and you file a joint return with your spouse, if neither you nor your spouse is an "active participant" in a qualified retirement plan.

For purposes of determining deductible IRA contributions, a qualified retirement plan includes any of the following types of retirement plans:

        * a qualified pension, profit-sharing, or stock bonus plan established in accordance with IRC 401(a) or 401(k)

        * a Simplified Employee Pension Plan (SEP-IRA) [IRC 408(k)]

        * tax-sheltered annuities and custodial accounts [IRC 403(b) and 403(b)(7)]

        * a qualified annuity plan under IRC Section 403(a)

Generally, you are considered an "active participant" in a defined contribution plan if an employer contribution or forfeiture was credited to your account under the plan during the year. You are considered an "active participant" in a defined benefit plan if you are eligible to participate in a plan, even though you elect not to participate. You are also treated as an "active participant" for a year you make a voluntary or mandatory contribution to any type of plan, even if your employer makes no contribution to the plan.

If you (or your spouse, if filing a joint tax return) are covered by a qualified retirement plan, your IRA contribution is tax-deductible only if your adjusted gross income does not exceed certain limits. Adjusted gross income is determined prior to adjustments for personal exemptions and itemized deductions. For purposes of determining the IRA deduction, adjusted gross income is not modified to take into account deductions for IRA contributions, but does consider taxable benefits under the Social Security Act and the Railroad Retirement Act and the passive loss limitations under Code Section 86.

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8.  Limits on Deductible Contributions

IRA DEDUCTIBILITY CHART

                                             Tax-Deductibility of
Adjusted Gross Income*                        IRA Contribution

                                      Covered by a            Not Covered by
Individual      Joint                 Qualified Plan          a Qualified Plan
-------------------------------------------------------------------------------
$25,000         $40,000               Fully                   Fully
and under       and under             Deductible              Deductible
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$25,000-        $40,000-              Partially               Fully
$35,000         $50,000               Deductible              Deductible
-------------------------------------------------------------------------------
$35,000        $50,000               Not                     Fully
and up          and up                Deductible              Deductible


*Adjusted Gross Income (AGI) is the total of yearly wages, interest, dividends, capital gains (or losses) minus allowable adjustments, such as alimony and business or moving expenses.

 To determine the amount of your partially deductible contribution, use the two step calculation.

        1) Go to the appropriate individual/joint column and find your income level. Subtract your income from the maximum dollar amount in your category.

        2) Multiply the result by 20% to determine the deductible amount of your IRA contribution.

 For example, let's assume you are married, file a joint tax return, one spouse is covered by a qualified retirement plan, and your AGI is $47,200. You can make a $2,000 contribution -- $560 is deductible and $1,440 is non-deductible.

        1)  $50,000-$47,200 = $2,800
        2)  $2,800 x 20% = $560

 If the deduction limit is not a multiple of $10 then it should be rounded up to the next highest $10. There is a $200 minimum floor on the deduction limit if your adjusted gross income does not exceed $35,000 (for a single taxpayer), $50,000 (for married taxpayers filing jointly) or $10,000 (for a married taxpayer filing separately).

 For married couples filing a joint tax return, the deduction limitations on IRA contributions, as determined above, apply to each spouse.

 9. Nondeductible IRA Contributions. Even if your income exceeds the limits described above, you may make a contribution to your IRA of up to $2,000 or 100% of your compensation, whichever is less. To the extent that your contribution exceeds the deductible limits, it will be nondeductible. Earnings on all IRA contributions are tax-deferred until distribution. You are required to indicate the nondeductible and deductible IRA contributions on your tax return.

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10.  Excess Contributions.  Contributions which exceed the maximum allowable contribution to your IRA for federal income tax purposes (the lesser of $2,000 or 100% of compensation or $2,250 for Spousal IRAs) are treated as excess contributions. Any excess contributions made to your IRA are subject to a nondeductible penalty tax of 6% on the excess amount contributed. This penalty tax will be added to your income tax liability for each year the excess contribution remains in your account.

11. Correction of Excess Contribution. If you make a contribution in excess of your allowable maximum, you may avoid the 6% excess contribution penalty tax by withdrawing the excess amount by your tax filing deadline for that year. The earnings on your excess contribution will be taxable to you for the year the excess contribution was made and may be subject to a 10% premature withdrawal penalty tax if you are under age 59 1/2.

12. Distributions. Distributions from your IRA will be included in your gross income for federal tax purposes in the year received by you unless otherwise excludable. You may begin receiving distributions from your IRA at any time. You may choose any of the following alternatives for your payout:

        (a)     a single sum payment;

        (b) equal or substantially equal monthly, quarterly, or annual payments over your life expectancy;

        (c) equal or substantially equal monthly, quarterly, or annual payments over the joint life expectancy of you and your designated beneficiary;

        (d) equal or substantially equal monthly, quarterly, or annual payments over a specified term not in excess of your life expectancy; or

        (e) equal or substantially equal monthly, quarterly, or annual payments over a specified term not in excess of the joint life expectancy of you and your designated beneficiary.

13. Tax Treatment of Distributions. Amounts distributed to you are generally includable in your gross income in the taxable year you receive them and are taxable as ordinary income. To the extent, however, that any part of a distribution constitutes a return of your nondeductible contributions, it will not be included in your income. The amount of any distribution excludable from income is the portion that bears the same ratio as your aggregate nondeductible contributions bear to the balance of your IRA at the end of the year (calculated after adding back distributions during the year). For this purpose, all of your IRAs are treated as a single IRA. Furthermore, all distributions from an IRA during a taxable year are to be treated as one distribution. The aggregate amount of distributions excludable from income for all years cannot exceed the aggregate nondeductible contributions for all calendar years.

Distributions from your IRA made before age 59 1/2 will be subject to a 10% nondeductible penalty tax unless the distribution is a return of nondeductible contributions or is made because of your death, disability, as part of a series of substantially equal periodic payments over your life expectancy or the joint life expectancy of you and your beneficiary, or the distribution is an exempt withdrawal of an excess contribution. The penalty tax may also be avoided if the distribution is rolled over to another individual retirement account.

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14.  Required Minimum Distributions.  You must begin receiving the assets in your account no later than April 1 following the calendar year in which you reach age 70 1/2 (your "required beginning date"). In general, the minimum amount that must be distributed each year is equal to the amount obtained by dividing the balance in your IRA on the last day of the prior year (or the last day of the year prior to the year in which you attain age 70 1/2) by your life expectancy, the joint life expectancy of you and your beneficiary, or the specified payment term, whichever is applicable. A federal tax penalty may be imposed against you if the required minimum distribution is not made for the year you reach age 70 1/2 and for each year thereafter. The penalty is equal to 50% of the amount by which the actual distribution is less than the required minimum.

Unless you or your spouse elects otherwise, your life expectancy and/or the life expectancy of your spouse will be recalculated annually. An election not to recalculate life expectancy(ies) is irrevocable and will apply to all subsequent years. The life expectancy of a nonspouse beneficiary may not be recalculated.

If you have two or more IRAs, you may satisfy the minimum distribution requirements by receiving a distribution from one of your IRAs in an amount sufficient to satisfy the minimum distribution requirements for your other IRAs. You must still calculate the required minimum distribution separately for each IRA, but then such amounts may be totalled and the total distribution taken from one or more of your individual IRAs.

Distribution from your IRA must satisfy the special "incidental death benefit" rules of the Internal Revenue Code. These provisions set forth certain limitations on the joint life expectancy of you and your beneficiary. If your beneficiary is not your spouse, your beneficiary will be generally considered to be no more than 10 years younger than you for the purpose of calculating the minimum amount that must be distributed.

15. Distribution of Account Assets After Death. If you die before receiving the entire balance of your account, distribution of your remaining account balance is subject to several special rules. If you die on or after your required beginning date, distribution must continue in a method at least as rapid as under the method of distribution in effect at your death. If you die before your required beginning date, your remaining interest will, at the election of your beneficiary or beneficiaries:

        (i) be distributed by December 31 of the year in which occurs the fifth anniversary of your death, or

        (ii) commence to be distributed by December 31 of the year following your death over a period not exceeding the life or life expectancy of your designated beneficary or beneficiaries.

Two additional distribution options are available if your spouse is the beneficiary:

        (i) payments to your spouse may commence as late as December 31 of the year you would have attained age 70 1/2 and be distributed over a period not exceeding the life or life expectancy of your spouse, or

        (ii) your spouse can simply elect to treat your IRA as his or her own, in which case distributions will be required to commence by April 1 following the calendar year in which your spouse attains age 70 1/2.

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16.  Excess Distributions. Distributions from tax-favored retirement plans, including IRAs, are assessed a 15% excise tax when they exceed a certain threshold amount. This threshold amount for the application of excess distribution and excess accumulation penalties is adjusted to reflect cost of living increases. Please call us for the current threshold amount. To determine whether you have distributions in excess of this limit, you must combine the amounts of all distributions you receive during the calendar year from all retirement plans, including IRAs. Please consult with your tax advisor for more complete information, including the availability of favorable elections.

17. No Special Tax Treatment. No distribution to you or anyone else from your IRA will qualify for special 5-year or 10-year averaging or capital gains treatment under the federal income tax laws. All distributions are taxed to the recipient as ordinary income except for the portion of a distribution which represents the return of non-deductible contributions.

18. Qualification of the Plan. Your IRA has been approved as to form for use as an IRA by the Internal Revenue Service. The Internal Revenue Service approval is a determination only as to the form of the IRA and does not represent a determination of the merits of the IRA. You may obtain further information with respect to your IRA from any district office of the Internal Revenue Service.

19. Designation of Beneficiary. You can designate your beneficiary on the IRA application. Any new account opened by exchanging money from an existing IRA account with a valid beneficiary designation will have the same beneficiary designation as the original account. To change your beneficiary designation, write to Strong Funds indicating the new beneficiary.

20. Prohibited Transactions. The occurrence of any of the below-listed events during the existence of your IRA will result in the disqualification of your account and the entire balance in your IRA will be treated as if distributed to you and will be taxable to you in the year in which any of the following events occur:
        (a) the sale, exchange, or leasing of any property between your account and yourself;

        (b) the lending of money or other extensions of credit between your account and yourself; and/or

        (c) the furnishing of goods, services, or facilities between you and your account.

In addition, if you pledge all or part of your IRA as security for a loan, the portion that is pledged will be treated as if distributed to you and will be taxed as ordinary income in the year it was pledged. If you are under age 59 1/2, you may also be subject to the 10% penalty tax on early distributions.

21. Reporting for Tax Purposes. contributions to your IRA for which a deduction is allowed are reported on your Federal Income Tax, Form 1040, for the tax year contributed. If any nondeductible contributions are made by you during a tax year, such amounts must be reported on Form 8606 and attached to your Federal Income Tax Return for the year contributed. If you report a nondeductible contribution to your IRA and do not make the contribution, you will be subject to a $100 penalty for each overstatement unless a reasonable cause is shown for not contributing.


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Other reporting is required if any special taxes or penalties described herein are due. You must also file Form 5329 with the Internal Revenue Service for each taxable year in which the contribution limit has been exceeded, a premature distribution has been made, an excess distribution has been made, or less than the required minimum amount is distributed from your IRA.

22. Witholding of Income Tax. Federal law requires the custodian to withhold income taxes on distributions from your IRA, unless you elect otherwise.

23. Service Charges. Any service charges or other types of fees or assessments made against your IRA, and the amount of such charges, are described in the Individual Retirement Account Custodial Agreement.

24. Allocation of Earnings. The method of computing and allocating annual earnings shall be set forth in the Individual Retirement Account Custodial Agreement. The growth in value of your IRA is neither guaranteed nor projected.


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INDIVIDUAL RETIREMENT ACCOUNT
CUSTODIAL AGREEMENT

This is an agreement establishing an Individual Retirement Account
(under Section 408(a) of the Internal Revenue Code of 1986, as amended (the "Code")) between the Depositor and the Custodian.

"Depositor" means the individual for whom the Individual Retirement Account is established.

"Custodian" means Firstar Trust Company, or any successor thereto.

"Custodial Account" means the account established by the Custodian in the name of the Depositor.

ARTICLE I

The Custodian may accept additional cash contributions on behalf of the Depositor for a tax year of the Depositor. The total cash contributions are limited to $2,000 for the tax year unless the contribution is a rollover contribution described in Code Section 402(c), 403(a)(4), 403(b)(8), or 408(d)(3), or an employer contribution to a simplified employee pension plan as described in Section 408(k).

ARTICLE II

The Depositor's interest in the balance in the custodial account is nonforfeitable.

ARTICLE III

1. No part of the custodial funds may be invested in life insurance contracts, nor may the assets of the custodial account be commingled with other property except in a common trust fund or common investment fund (within the meaning of Code Section 408(a)(5)).

2. No part of the custodial funds may be invested in collectibles (as defined in Code Section 408(m)(2)), except as otherwise permitted by Code
     Section 408 (m)(3) which provides an exception for certain gold and silver coins minted by the U.S. Treasury Department and any coins issued under the laws of any state.

ARTICLE IV

1. Notwithstanding any provision of this agreement to the contrary, the distribution of the Depositor's interest in the custodial account shall be made in accordance with the following requirements and shall otherwise comply with Code Section 408(a)(6) and Proposed Treasury Regulations
     Section 1.408-8, including the incidental death benefit provisions of Proposed Treasury Regulations Section 1.401(a)(9)-2, the provisions of which are incorporated by reference.

2. Unless otherwise elected by the time of distributions are required to begin to the Depositor under Paragraph 3, or to the surviving spouse under Paragraph 4, other than in the case of a life annuity, life expectancies shall be recalculated annually.

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     Such election shall be irrevocable as to the Depositor and the surviving spouse and shall apply to all subsequent years. The life expectancy of a nonspouse beneficiary may not be recalculated.

3. The Depositor's entire interest in the custodial account must be, or begin to be, distributed by the Depositor's required beginning date, (April 1 immediately following the end of the calendar year end in which the Depositor reaches age 70 1/2). By that date, the Depositor may elect, in a manner acceptable to the Custodian, to have the balance in the custodial account distributed in:

     (a)  A single sum payment.

     (b) An annuity contract that provides equal or substantially equal monthly, quarterly, or annual payments over the life of the Depositor.

     (c) An annuity contract that provides equal or substantially equal monthly, quarterly, or annual payments over the joint and last survivor lives of the Depositor and his or her designated beneficiary.

     (d) Equal or substantially equal annual payments over a specified period that may not be longer than the Depositor's life expectancy.

     (e) Equal or substantially equal annual payments over a specified period that may not be longer than the joint life and last survivor expectancy of the Depositor and his or her designated beneficiary.

4. If the Depositor dies before his or her entire interest is distributed to him or her, the entire remaining interest will be distributed as follows:

     (a) If the Depositor dies on or after distribution of his or her interest has begun, distribution must continue to be made in accordance with Paragraph 3.

     (b) If the Depositor dies before distribution of his or her interest has begun, the entire remaining interest will, at the election of the Depositor or, if the Depositor has not so elected, at the election of the beneficiary or beneficiaries, either:

          (i) Be distributed by the December 31 of the year containing the fifth anniversary of the Depositor's death, or

          (ii) Be distributed in equal or substantially equal payments over the life or life expectancy of the designated beneficiary or beneficiaries starting by December 31 of the year following the year of the Depositor's death. If, however, the beneficiary is the Depositor's surviving spouse, then this distribution is not required to begin before December 31 of the year in which the Depositor would have turned age 70 1/2.

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     (c)  Except where distribution in the form of an annuity meeting the requirements of Code Section 408(b)(3) and its related regulations has irrevocably commenced, distributions are treated as having begun on the Depositor's required beginning date, even though payments may actually have been made before that date.

     (d) If the Depositor dies before his or her entire interest has been distributed and if the beneficiary is other than the surviving spouse, no additional cash contributions or rollover contributions may be accepted in the account.

5. In the case of a distribution over life expectancy in equal or substantially equal annual payments, to determine the minimum annual payment for each year, divide the Depositor's entire interest in the custodial account as of the close of business on December 31 of the preceding year by the life expectancy of the Depositor (or the joint life and last survivor expectancy of the Depositor and the Depositor's designated beneficiary, or the life expectancy of the designated beneficiary, whichever applies). In the case of distributions under Paragraph 3, determine the initial life expectancy (or joint life and last survivor expectancy) using the attained ages of the Depositor and designated beneficiary as of their birthdays in the year the Depositor reaches age 70 1/2. In the case of a distribution in accordance with Paragraph 4(b)(ii), determine life expectancy using the attained age of the designated beneficiary as of the beneficiary's birthday in the year distributions are required to commence.

6. The owner of two or more individual retirement accounts may use the "alternative method" described in Internal Revenue Notice 88-38, 1988-1 C.B. 524, to satisfy the minimum distribution requirements described above. This method permits an individual to satisfy these requirements by taking from one individual retirement account the amount required to satisfy the requirement for another.

ARTICLE V

1. The Depositor agrees to provide the Custodian with information necessary for the Custodian to prepare any reports required under Code
     Section 408(i) and Treasury Regulations Section 1.408-5 and 1.408-6.

2.   The Custodian agrees to submit reports to the Internal Revenue Service
     (IRS) and the Depositor prescribed by the IRS.

ARTICLE VI

Notwithstanding any other articles which may be added or incorporated, the provisions of Articles I through III and this sentence will be controlling. Any additional articles that are not consistent with Code Section 408(a) and related regulations will be invalid.

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ARTICLE VII

The Custodian shall amend this agreement from time to time to comply with the provisions of the Code and related Treasury Regulations. The Custodian may make other amendments with the consent of the persons whose signatures appear below.

ARTICLE VIII

1.  INVESTMENT OF ACCOUNT ASSETS.
     (a) All contributions to the Custodial Account shall be invested in the shares of any regulated investment company ("Investment Company") for which Strong Capital Management, Inc. (the "Investment Advisor") serves as investment advisor, or any other regulated investment company designated by the Investment Advisor. Shares of stock of an Investment Company shall be referred to as "Investment Company Shares."

     (b) Each contribution to the Custodial Account shall identify the Depositor's account number and be accompanied by a signed statement directing the investment of that contribution. The Custodian may return to the Depositor, without liability for interest thereon, any contribution which is not accompanied by adequate account identification or an appropriate signed statement directing investment of that contribution.

     (c)  Contributions shall be invested in whole and fractional
          Investment Company Shares at the price and in the manner such shares are offered to the public. All distributions received on Investment Company Shares held in the Custodial Account shall be reinvested in like shares. If any distribution of Investment Company Shares may be received in additional like shares or in cash or other property, the Custodian shall elect to receive such distribution in additional like Investment Company Shares.

     (d) All Investment Company Shares acquired by the Custodian shall be registered in the name of the Custodian or its nominee. The Depositor shall be the beneficial owner of all Investment Company Shares held in the Custodial Account.

     (e) The Custodian agrees to forward to the Depositor each prospectus, report, notice, proxy and related proxy soliciting materials applicable to Investment Company Shares held in the Custodial Account received by the Custodian. By establishing or having established the Custodial Account, the Depositor affirmatively directs the Custodian to vote any Investment Company Shares held on the applicable record date that have not been voted by the Depositor prior to a shareholder meeting for which prior notice has been given. The Custodian shall vote with the management of the Investment Company on each proposal that the Investment Company's Board of Directors has approved unanimously. If the Investment Company's Board of Directors has not approved a proposal unanimously, the Custodian shall vote in proportion to all shares voted by the Investment Company's shareholders.

     (f) The Depositor may, at any time, by written notice to the Custodian, redeem any number of shares held in the Custodial Account and reinvest the proceeds in the shares of any other Investment Company. Such redemptions and reinvestments shall be done at the price and in the manner such shares are then being redeemed or offered by the respective Investment Companies.

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2.   AMENDMENT AND TERMINATION.
     (a) The Investment Advisor may amend the Custodial Account (including retroactive amendments) by delivering to the Depositor written notice of such amendment setting forth the substance and effective date of the amendment. The Depositor shall be deemed to have consented to any such amendment not objected to in writing by the Depositor within thirty (30) days of receipt of the notice, provided that no amendment shall cause or permit any part of the assets of the Custodial Account to be diverted to purposes other than for the exclusive benefit of the Depositor or his beneficiaries.

     (b) The Depositor may terminate the Custodial Account by delivering to the Custodian a written notice of such termination.

     (c) The Custodial Account shall automatically terminate upon distribution to the Depositor or any beneficiary of the entire balance in the Custodial Account.

     (d) At any time after three years from the effective date of this Agreement, the Custodian may elect to terminate the Custodial Account upon thirty (30) days written notice to the Depositor.

3. Taxes and Custodial Fees. Any income taxes or other taxes levied or assessed upon or in respect of the assets or income of the Custodial Account or any transfer taxes incurred shall be paid from the Custodial Account. All administrative expenses incurred by the Custodian in the performance of its duties, including fees for legal services rendered to the Custodian and the Custodian's compensation, shall be paid from the Custodial Account, unless otherwise paid by the Depositor or his or her beneficiaries. The Custodian's current fees are:

     (a)  Annual maintenance fee - $10.00 per account
          Maximum annual maintenance fee - $30.00

     (b)  Transfer to successor custodian - $10.00

     (c)  Complete distribution - $10.00

     Extraordinary charges resulting from unusual administrative responsibilities not contemplated by this schedule will be subject to such additional charges as will reasonably compensate the Custodian for the services performed.

     A separate annual maintenance fee will be charged for each Investment Company in which the Custodial Account is invested for that calendar year.

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     If you decide not to prepay the maintenance fee, it will be deducted in
     September of each year, and enough Investment Company Shares will be redeemed to cover the fees. Upon thirty (30) days written notice to the Depositor, the Custodian may change the fees payable in connection with the Custodial Account.

4.   REPORTS AND NOTICES.
     (a) The Custodian shall keep adequate records of transactions it is required to perform hereunder. After the close of each calendar year, the Custodian shall provide to the Depositor or the Depositor's legal representative a written report or reports reflecting the transactions effected by it during such year and the assets and liabilities of the Custodial Account at the close of the year.

     (b) All communications or notices shall be deemed to be given upon receipt by the Custodian of Strong Funds, at P. O. Box 2936, Milwaukee, Wisconsin 53201, or the Depositor at his or her most recent address shown in the Custodian's records. The Depositor agrees to advise the Custodian promptly, in writing, of any change of address.

5. DESIGNATION OF BENEFICIARY. The Depositor may designate a beneficiary or beneficiaries to receive benefits from the Custodial Account in the event of the Depositor's death. In the event the Depositor has not designated a beneficiary, or if all beneficiaries shall predecease the Depositor, the following persons shall take in the order named:

     (a)  The spouse of the Depositor; or

     (b) The personal representative of the Depositor's estate, if the Depositor does not have a spouse.

6. MULTIPLE INDIVIDUAL RETIREMENT ACCOUNTS. In the event the Depositor maintains more than one individual retirement account (as defined in Code
     Section 408(a)) and elects to satisfy his or her minimum distribution requirements described in Article IV above by making a distribution for another individual retirement account in accordance with Paragraph 6 thereof, the Depositor shall be deemed to have elected to calculate the amount of his or her minimum distribution under this Custodial Account in the same manner as under the individual retirement account from which the distribution is made.

7. INALIENABILITY OF BENEFITS. The benefits provided under this Custodial Account shall not be subject to alienation, assignment, garnishment, attachment, execution, or levy of any kind and any attempt to cause such benefits to be so subjected shall not be recognized except to the extent as may be required by law.

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8.   ROLLOVER CONTRIBUTIONS AND TRANSFERS. The Custodian shall have the right to receive rollover contributions and to receive direct transfers from other custodians or trustees. All contributions must be made in cash or by check.

9. MINIMUM REQUIRED DISTRIBUTIONS. If a Depositor has attained age 70 1/2 and has not notified the Custodian in writing as to how to calculate the minimum required distribution or that a minimum required distribution has been received from another IRA (reference Article IV, Section 6), a minimum required distribution will be made in accordance with Article IV,
     Section 5.

10. CONFLICT IN PROVISIONS. To the extent that any provisions of this Article VIII shall conflict with the provisions of Articles IV, V and/or VII, the provisions of this Article VIII shall govern.

11. APPLICABLE STATE LAW. This Custodial Account shall be construed, administered, and enforced according to the laws of the State of Wisconsin.



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